UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

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KLA Corporation

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Glass Lewis recommends shareholders vote AGAINST proposal #4. Glass Lewis’s thorough analysis of the issues resulted in a recommendation that shareholders vote AGAINST Proposal #4, in agreement with KLA Board of Directors recommendation According to Glass Lewis*: “It is our view that the Company has already met the request of the proposal…..” “The Company provides robust climate-related disclosures…and reporting in line with the recommendations of the TCFD.” “…with respect to Scope 3 targets, the Company has stated that it maintains goals to evaluate and announce progress toward the development of Scope 3 emissions reduction goals by the end of 2023….” “…at this time, we believe that the Company has fulfilled the request of this resolution, as written….we are not convinced support for this proposal is warranted at this time.” “We recommend that shareholders vote AGAINST this proposal.”** *Glass Lewis KLAC November 02, 2022 Annual Meeting Proxy Paper ** Bold emphasis added except where italicized

KLA continues to urge stockholders to vote AGAINST proposal #4 KLA recognizes the importance of taking action on climate change and knows from deep industry experience that we must analyze real data to determine what is feasible. Proposal #4 is not aligned with market norms and does not take an industry-specific, materiality-driven approach to climate-related action. Proposal #4 demands an immediate conclusion, without meaningful backup or support. KLA’s approach is honest, focused on doing the real work, and reporting back to investors in no more than 14 months.